Exhibit 99.1

Iteris Reports Third Quarter Revenue of $23.1 Million

SANTA ANA, Calif. — February 6, 2019 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal third quarter 2019 ended December 31, 2018.

Fiscal Third Quarter 2019 Financial Summary

•                  Total revenue of $23.1 million, down 11% year over year and 5% sequentially

•                  Net bookings or added backlog of $83.0 million year to date, up 15% from same period FY18

•                  Agriculture and Weather Analytics revenue of $1.6 million, up 11% year over year and 46% sequentially

•                  Agriculture and Weather Analytics net bookings or added backlog of $6.1 million year to date, up 34% from same period FY18

•                  Transportation Systems revenue of $11.3 million, down 17% year over year and 8% sequentially

•                  Transportation Systems net bookings or added backlog of $44.3 million year to date, up 34% from same period FY18

•                  Roadway Sensors revenue of $10.2 million, down 7% both year over year and sequentially

•                  Roadway Sensors net bookings or added backlog of $32.6 million year to date, down 6% from same period FY18

Management commentary:

“Although we are disappointed with the company’s third quarter financial performance, we are pleased with the 34% year-to-date net bookings or added backlog growth from both the Transportation Systems and the Agriculture and Weather Analytics segments,” said Joe Bergera, president and CEO. “Indeed, we expect Iteris to benefit from significant, long-term demand for smart transportation and digital agriculture solutions.”

“We began the current fiscal year with strong headwinds, resulting from a change to a large contract with the Virginia Department of Transportation and protracted issues in the State of Texas following Hurricane Harvey. Additionally, the third quarter of our prior fiscal year benefited from disaster recovery spending in the immediate aftermath of Hurricane Harvey, which impacted our year-over-year comparison. Going forward, we will begin to put these headwinds behind us and the continued increase in our consolidated net bookings and added backlog will return Iteris to sequential growth in our fiscal fourth quarter, as well as drive sustained year-over-year growth in our new fiscal year.”

GAAP Fiscal Third Quarter 2019 Financial Results

Total revenue in the third quarter of fiscal 2019 decreased 11% to $23.1 million, compared with $26.0 million in the same quarter a year ago. This decline was due to a 17% decrease in Transportation Systems and a 7% decrease in Roadway Sensors, which was partially offset by an 11% increase in Agriculture and Weather Analytics revenue.

Operating expenses in the third quarter were relatively consistent with the same quarter a year ago at $11.4 million, compared with $11.1 million.

Operating loss in the third quarter was $2.5 million compared with an operating loss of $1.1 million in the same quarter a year ago. Net loss in the third quarter was $2.5 million, or ($0.07) per share, compared with a net income of $0.3 million, or $0.01 per share in the year-ago quarter.

Non-GAAP Fiscal Third Quarter 2019 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measures: non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items: (a) stock compensation expense; (b) depreciation; (c) amortization; and (d) the estimated tax effect of the foregoing non-GAAP adjustments. A discussion of the company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation”, which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three months ended December 31, 2018 and 2017.

Non-GAAP operating expenses in the third quarter increased to $10.6 million, compared with $10.4 million in the same quarter a year ago. Non-GAAP operating loss in the third quarter was approximately $1.5 million, compared with operating loss of approximately $271,000 in the same quarter a year ago. Non-GAAP net loss in the third quarter was approximately $1.5 million, or ($0.04) per share, compared with net income of approximately $1.2 million, or $0.03 per fully diluted share, in the same quarter a year ago.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal second quarter 2019 results.

Date: Wednesday, February 6, 2019
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-877-260-1479

International dial-in number: 1-334-323-0522

Conference ID: 6651773

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through February 13, 2019. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the new management team, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary changes, issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; delays and interruptions due to severe weather, natural disasters or other catastrophic events that are beyond our control; the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to change in government administration and repeal of government purchasing programs; the availability of supplies and components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely and cost effective basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; and our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Group, Inc.
Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	March 31,
	2018	2018

ASSETS:
Cash	$7,173	$10,152
Short-term investments	3,730	5,319
Trade accounts receivable, net	14,305	12,866
Unbilled accounts receivable	5,602	7,473
Inventories	3,823	2,921
Prepaid expenses and other current assets	747	1,165
Total current assets	35,380	39,896

Property and equipment, net	2,283	2,333
Intangible assets, net	3,254	3,751
Goodwill	15,150	15,150
Other assets	1,756	1,756
Total assets	$57,823	$62,886

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade accounts payable	$8,694	$7,838
Accrued payroll and related expenses	6,222	7,398
Accrued liabilities	2,379	2,358
Deferred revenue	3,920	4,900
Total current liabilities	21,215	22,494
Long-term liabilities	714	871
Total liabilities	21,929	23,365
Stockholders’ equity	35,894	39,521
Total liabilities and stockholders’ equity	$57,823	$62,886

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Product revenues	$11,088	$11,995	$35,418	$35,620
Service revenues	12,052	14,031	37,614	42,837
Total revenues	23,140	26,026	73,032	78,458
Cost of product revenues	6,814	7,299	20,210	20,438
Cost of service revenues	7,434	8,784	24,077	28,203
Total cost of revenues	14,248	16,083	44,287	48,641
Gross profit	8,892	9,943	28,745	29,816

Operating expenses:
Selling, general and administrative	9,450	9,098	28,160	26,948
Research and development	1,887	1,946	5,888	5,554
Amortization of intangible assets	61	18	191	84
Total operating expenses	11,398	11,062	34,239	32,586
Operating loss	(2,506)	(1,119)	(5,494)	(2,770)

Non-operating income (expense):
Other income (expense), net	8	(9)	41	(14)
Interest income, net	10	3	90	8
Loss from continuing operations before income taxes	(2,488)	(1,125)	(5,363)	(2,776)
Benefit for income taxes	24	1,373	(21)	1,407
Loss from continuing operations	(2,464)	248	(5,384)	(1,369)
Gain on sale of discontinued operation, net of tax	—	95	—	258
Net loss	$(2,464)	$343	$(5,384)	$(1,111)

Loss per share from continuing operations — basic and diluted	$(0.07)	$0.01	$(0.16)	$(0.04)
Gain per share from sale of discontinued operation — basic and diluted	$—	$0.00	$—	$0.01
Net loss per share - basic and diluted	(0.07)	0.01	(0.16)	(0.03)

Shares used in basic per share calculations	33,297	32,877	33,247	32,670

Shares used in diluted per share calculations	33,297	34,258	33,247	32,670

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended December 31, 2018
Product revenues	$10,165	$923	$—	$11,088
Service revenues	69	10,410	1,573	12,052
Total revenues	$10,234	$11,333	$1,573	$23,140

Segment operating income (loss)	$1,153	$1,147	$(1,138)	$1,162
Corporate and other income (expense), net				(3,589)
Amortization of intangible assets				(61)
Operating loss (before taxes)				$(2,488)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended December 31, 2017
Product revenues	$11,008	$987	$—	$11,995
Service revenues	34	12,584	1,413	14,031
Total revenues	$11,042	$13,571	$1,413	$26,026

Segment operating income (loss)	$2,048	$2,207	$(1,815)	$2,440
Corporate and other income (expense), net				(3,547)
Amortization of intangible assets				(18)
Operating loss (before taxes)				$(1,125)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Nine Months Ended December 31, 2018
Product revenues	$31,926	$3,492	$—	$35,418
Service revenues	145	33,384	4,085	37,614
Total revenues	$32,071	$36,876	$4,085	$73,032

Segment operating income (loss)	$5,463	$4,276	$(3,869)	$5,870
Corporate and other income (expense), net				(11,042)
Amortization of intangible assets				(191)
Operating loss (before taxes)				$(5,363)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Nine Months Ended December 31, 2017
Product revenues	$33,438	$2,182	$—	$35,620
Service revenues	145	39,210	3,482	42,837
Total revenues	$33,583	$41,392	$3,482	$78,457

Segment operating income (loss)	$7,384	$6,472	$(5,882)	$7,974
Corporate and other income (expense), net				(10,666)
Amortization of intangible assets				(84)
Operating loss (before taxes)				$(2,776)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release: non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) stock-based compensation; (b) depreciation; (c) amortization; and (d) the estimated tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry. The company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance, and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Iteris excludes stock-based compensation expenses from its non-GAAP financial measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Iteris believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.

b)             Iteris excludes depreciation expenses from its non-GAAP financial measures. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

c)              Iteris incurs amortization of developed technology and purchased intangibles in connection with acquisitions of certain businesses and technologies. Amortization of developed technologies and purchased intangibles is inconsistent in amount and frequency, and is significantly affected by the timing and size of our developments and acquisitions. Management finds it useful to exclude these variable charges from our cost of revenues and operating expenses to assist in budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of developed technologies and purchased intangible assets will recur in future periods.

d)             The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments for the three and nine months ended December 31, 2018 and 2017 were calculated by applying an estimated tax rate of 1% to each specific non-GAAP item, due to the impact of the valuation allowance on our effective tax rate in those years.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

GAAP net loss	$(2,464)	$343	$(5,384)	$(1,111)

GAAP net loss per share - basic and diluted	$(0.07)	$0.01	$(0.16)	$(0.03)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of revenues

Amortization (c)	$212	$184	$632	$441

Excluded from operating expenses
Stock based compensation (a)	$530	$447	$1,555	$1,325

Depreciation (b)	198	205	661	593
Amortization (c)	61	18	191	84
Total excluded from operating expenses	$789	$670	$2,407	$2,002

Total excluded operating loss	$1,001	$854	$3,039	$2,443

Income tax effect on non-GAAP adjustments (d)	(10)	(9)	(30)	(24)

Total excluded from operating expenses after income tax effect	$991	$845	$3,009	$2,419

Non-GAAP net (loss) income	$(1,473)	$1,188	$(2,375)	$1,308

Non-GAAP net (loss) income per share - basic	$(0.04)	$0.04	$(0.07)	$0.04

Non-GAAP net (loss) income per share - diluted	$(0.04)	$0.03	$(0.07)	$0.04

(a) - (d)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
GAAP cost of revenues	$14,248	$16,083	$44,287	$48,641
Amortization (c)	(212)	(184)	(632)	(441)
Non-GAAP cost of revenues	$14,036	$15,899	$43,655	$48,200

GAAP operating expenses	$11,398	$11,062	$34,239	$32,586
Stock based compensation (a)	(530)	(447)	(1,555)	(1,325)
Depreciation (b)	(198)	(205)	(661)	(593)
Amortization (c)	(61)	(18)	(191)	(84)
Non-GAAP operating expenses	$10,609	$10,392	$31,832	$30,584

GAAP operating loss	$(2,506)	$(1,119)	$(5,494)	$(2,770)
Stock based compensation (a)	530	447	1,555	1,325
Depreciation (b)	198	205	661	593
Amortization (c)	273	202	823	525

Non-GAAP operating loss	$(1,505)	$(265)	$(2,455)	$(327)